ASSIGNMENT AND TRANSFER AGREEMENT

         THIS ASSIGNMENT AND TRANSFER AGREEMENT (the "Agreement") is executed and delivered as of January 3, 2000 between Madison Partnership Liquidity Investors 34, LLC, Madison/WP Partnership Value Fund III, LLC, ISA Partnership Liquidity Investors, and Investment Services of America, LLC (each an "Assignor" and together the "Assignors") and Bond Purchase, LLC, a Missouri limited liability company ("Assignee").

                                    RECITALS

         WHEREAS, the Assignors possess 1,995.667 units of limited partnership interests in McNeil Real Estate Fund XX, LP (the "Partnership");

         WHEREAS, Assignee desires to purchase all of each Assignor's right, title and interest in those units (the "Units") and each Assignor desires to so assign and transfer its Units;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. Assignment. Assignors hereby assign, transfer and convey the Units to Assignee.

         2. Payment. Assignee shall pay to Ashby & Geddes, P.A., as escrow agent ("Escrow Agent"), the amount of $199,566.70 (the "Payment"), such Payment to be received by wire transfer on or before January 7, 2000 (or such later date as Assignors may provide). The Payment shall be distributed by the Escrow Agent to the Assignors upon Escrow Agent's receipt of an executed original of this Agreement from Assignors, which Assignee has agreed is sufficient documentation to evidence each Assignor's assignment of its Units to Assignee hereunder (the "Documentation"), and such Documentation shall then be forwarded to Assignee. Upon receipt of the Payment by Assignors, Assignors agree to provide Assignee with a duly executed revocable proxy voting against the proposed partnership merger described in the proxy statement dated December 14, 1999, and a power of attorney/proxy, the form of which has previously been provided by Assignee.

         3. Confirmation and Transfer. Not withstanding anything to the contrary, the parties agree that neither this Agreement nor the transaction contemplated hereby effects the actual transfer of the Units on the books and records of the Partnership. Assignee further acknowledges that, pursuant to the terms of the Partnership's governing documents, such transfer may require the approval and/or confirmation of the Partnership's General Partner ("Confirmation"). The parties therefore agree that this Agreement is not contingent upon any such Confirmation. All efforts to be made regarding, and all costs associated with, Confirmation (including but not limited to payment of all applicable transfer fees) shall be the sole responsibility of Assignee.

         4. Distributions and Benefits. Notwithstanding anything to the contrary herein, all distributions and other benefits related to the Units (together, the "Distributions") and actually paid on or before January 3, 2000 (regardless of when such Distribution was declared) shall be retained by the Assignors, with all Distributions paid after that date being hereby assigned to Assignee. All efforts to be made regarding, and all costs associated with, the Distributions shall be the responsibility of the party to which they are hereby retained or assigned. Any Distributions which are received by one party but which are due to the other party under the terms of this Agreement shall paid over to the proper party as soon as reasonably possible after such receipt. This Agreement is not contingent upon Assignee's receipt or recovery of any Distributions.

         5. Release and Indemnification. Assignee releases the Assignors, their members, partners, officers, directors, employees and agents, their successors and assigns, from all claims and causes of action arising from or in connection with, whether directly or indirectly, the Units ("Claims"). Assignee further indemnifies Assignors, their members, partners, officers, directors, employees and agents, their successors and assigns, and agrees to hold them harmless from all such Claims and to defend and bear the cost of same, including the payment of Assignors' reasonable attorney's fees. Notwithstanding the foregoing, Assignee's release and indemnity

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

obligations under this paragraph shall not extend to damages incurred as a result of Assignors' breach of this Agreement.

         6. Representations of Assignors. Each of the Assignors hereby warrants, represents and agrees as follows:

         (a) It is an entity duly formed, validly existing and in good standing under the laws of the State of Delaware.

         (b) It is the sole owner of its interest in the Units, has the power and authority to assign its Units under the terms of this Agreement, and has not made any other assignment of its Units, which are being assigned free and clear of all liens and encumbrances;

         (c) This Agreement has been duly executed by it and, when executed and delivered by all parties, will constitute its legal, valid and binding obligations enforceable against it in accordance with this Agreement's terms.

         (d) No litigation, investigation or proceeding by or before any court, arbitrator, governmental authority or otherwise is pending or, to its knowledge, threatened by or against it as would materially affect this Agreement.

         (e) All representations and warranties hereby made shall survive the execution and delivery of this Agreement. No representation or warranty contains or will contain any untrue statement of material fact or omits or will omit any material fact, necessary to make the statements contained therein not misleading.

         7.   Representations   of  Assignee.   The  Assignee  hereby  warrants,
represents and agrees as follows:

         (a) Assignee is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Missouri.

         (b) This Agreement has been duly executed by the Assignee and, when executed and delivered by both parties, will constitute a legal, valid and binding obligation of the Assignee enforceable against it in accordance with this Agreement's terms.

         (c) No litigation, investigation or proceeding by or before any court, arbitrator, governmental authority or otherwise is pending or, to Assignee's knowledge, threatened by or against the Assignee as would materially affect this Agreement.

         (d) All representations and warranties hereby made shall survive the execution and delivery of this Agreement. No representation or warranty contains or will contain any untrue statement of material fact or omits or will omit any material fact, necessary to make the statements contained therein not misleading.

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

         8. Other Documents. The parties agree to execute such other documents and to undertake such other tasks as are reasonably related to effectuation of the transaction contemplated by this Agreement.

         9. Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original, and all of which together shall be one and the same instrument.

         10. Severability. If any terms or Provisions of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement and its application shall not be affected thereby and each term shall be valid and be enforced to the fullest extent permitted by law.

         11. No Waiver. The failure of a party to seek redress for any violation of, or to insist upon the strict performance of, any term of condition of this Agreement shall not prevent a subsequent act that would have originally constituted a violation of this Agreement from having all the force and effect of any original violation and shall not constitute or be construed as a waiver of such term or condition. All rights and remedies that any of the parties may have at law, in equity or otherwise upon breach of any term or condition of this Agreement shall be distinct, separate and cumulative and no one of them shall be deemed to be in exclusion of any other.

         12. Entire Agreement. This Agreement contains the entire agreement between the parties. No modification of this Agreement shall be binding unless such modification shall be in writing and signed by the parties hereto.

         13. Governing Laws. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Exclusive jurisdiction for all claim causes of action and disputes arising from or in connection with this Agreement ("Disputes") shall be vested in the


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

courts of the State of Delaware. The prevailing party in any Dispute shall be awarded its attorney's fees in connection with that Dispute.

         14. Headings. The, headings used in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

                                 Bond Purchase, LLC

                                 By: /s/ David L. Johnson
                                       Name:  David L. Johnson
                                       Title: Member

                                 Madison Partnership Liquidity Investors 34, LLC

                                 By: /s/ Ronald Dickerman
                                       Name:  Ronald Dickerman
                                       Title: Managing Director

                                 Madison/WP Partnership Value Fund III, LLC

                                 By: /s/ Ronald Dickerman
                                       Name:  Ronald Dickerman
                                       Title: Managing Director

                                 ISA Partnership Liquidity Investors

                                 By: Madison Realty Partners 7, LLC,
                                     its General Partner

                                          By: /s/ Ronald Dickerman
                                              Name:  Ronald Dickerman
                                              Title: Managing Director

                                 Investment Services of America, LLC

                                 By: /s/ Ronald Dickerman
                                       Name: Ronald Dickerman
                                       Title: Managing Director

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